Exhibit 10.55

June 30, 2022

Via Email

Personal and Confidential
David Whitescarver
[ADDRESS REDACTED]

Re: Separation Agreement and Release

Dear David:

As you know, your retirement will be effective and your employment with Cardiovascular Systems, Inc. (“CSI”) will end effective at the close of business on June 30, 2022 (the “Separation Date”), due to your voluntary resignation. The purpose of this Separation Agreement and Release (“Agreement”) is to set forth the separation benefits CSI agreed to offer to you per the transition letter agreement between the parties dated December 16, 2021 to facilitate a smooth transition and in exchange for your agreement to the terms and conditions of this Agreement. Please note that while we are giving this Agreement to you now for review, you may not execute this Agreement before your Separation Date.

By your signature below, you agree to the following terms and conditions:

1.End of Employment. Your employment with CSI will end effective at the close of business on the Separation Date. By signing below, you agree that as of the Separation Date your resignation is effective with respect to all positions with CSI as an employee and officer. Upon your receipt of your final paycheck for services through the Separation Date, you will have received all wages, bonuses, commissions and compensation owed to you by virtue of your employment with CSI or resignation therefrom. If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter. If elected, your COBRA period will begin the day after your coverage ends.

You are not eligible for any other payments or benefits by virtue of your employment with CSI or resignation therefrom except for those expressly described in this Agreement. You will not receive the benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to CSI by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement, in Sections 9-13 of your Employment Agreement with CSI dated May 11, 2017 (the “Employment Agreement”), or in any other written agreement in effect between you and CSI containing post-employment obligations. In addition, the benefits described in Section 2 of this Agreement shall be subject to reduction, cancellation, forfeiture, offset or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by CSI pursuant to such law, regulation or listing requirement or as set forth in any agreement between you and CSI.

2.Separation Benefits. In consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, CSI agrees as follows:

a.To provide you a consulting agreement for services commencing on the first day following the Separation Date and continuing for 12 months, unless terminated earlier as set forth in such agreement, under which you will be paid $300.00 per hour. Such agreement is attached as Exhibit A hereto.

b.You will remain eligible for the annual bonus under the Fiscal Year 2022 bonus plan(s) in which you participated. Bonuses under such plan(s) will be calculated following the close of Fiscal Year 2022 and, if any bonus is owing to you thereunder, such bonus will be paid to you in a lump sum payment, less applicable deductions and withholding, within ninety (90) days after the close of Fiscal Year 2022.

c.To accelerate the vesting of all of your time-vested shares of CSI restricted stock that were previously granted to you such that they are deemed fully vested and not subject to any forfeiture or CSI call option as of the expiration of the rescission periods described in Section 5 below without rescission by you.

d.To provide for the vesting of your performance-based shares of restricted stock that were previously granted to you that may vest on a pro rata basis through the Separation Date in accordance with the Restricted Stock Agreement – Performance-Based Vesting relating to such shares; provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such shares of restricted stock (in or around August or September 2022, 2023 and 2024) such that, if and to the extent applicable, such shares will vest on a pro rata basis through as of such determination.

3.Release of Claims. In consideration of the pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.You hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, remedies, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with CSI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, perquisites, reimbursements, vacation, sick, and/or PTO or discretionary PTO pay, separation pay and/or benefits, reinstatement, tortious conduct, defamation, invasion of privacy, negligence, emotional distress, including under CSI’s Executive Officer Severance Plan (as amended); breach of implied or express contract (including, without limitation, arising under your Employment Agreement or CSI’s Executive Officer Severance Plan (as amended)); estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minn. Stat. § 181.932, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Equal Pay Act and Executive Order 11246, the Lilly Ledbetter Fair Pay Act of 2009, as amended, Pub. L. 111-2, the Older Workers Benefit Protection Act and Executive Order 11141, the Rehabilitation Act, as amended, 19 U.S.C. §§ 791, et seq., the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act of 2008, Pub. L. 110-233, 122, the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; any paid sick and/or safe time law; any claim for retaliation under federal, state or local law; all waivable claims arising under Minnesota statutes; and any claim for discrimination, harassment or retaliation under federal, state or local law. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with CSI.

c.If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the separation benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower award program, such as that administered by the Securities and Exchange Commission (“SEC”), for providing information directly to a governmental agency.

d.You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any CSI sponsored 401(k) or profit sharing plan in which you are currently a participant, (2) any rights or claims that may arise after this Agreement is signed by you, (3) the post-employment payments and benefits specifically promised to you under Sections 1 and 2 of this Agreement; (4) the right to institute legal action for the purpose of enforcing the provisions of this

Agreement, (5) any rights you have to workers’ compensation benefits for work-related illness or injury, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the SEC or any other federal, state or local governmental agency, subject to Section 3(c) above, (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC or other governmental agency, (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (10) your rights with regard to your restricted stock awards with CSI, if any, which shall be governed by those applicable operative agreement(s), as modified by Section 2 above, (11) any claims arising under the Indemnification Agreement between you and CSI dated June 1, 2017 (the “Indemnification Agreement”), or (12) the right to coverage and indemnification under CSI’s directors’ and officers’ insurance coverage as set forth in CSI’s D&O insurance policy and/or applicable law as in effect from time to time. Further, nothing in this Agreement prohibits you from reporting possible violations of law or regulation to any governmental agency or regulatory authority, including but not limited to the SEC, or from making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

e.The “Released Parties,” as used in this Agreement, shall mean Cardiovascular Systems, Inc. and any parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of CSI, in their official and individual capacities.

4.Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that: (1) CSI is hereby advising you to consult with an attorney of your choice prior to signing this Agreement; (2) you have received at least twenty-one (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you; (3) if you sign the Agreement before the end of the 21-day consideration period, it will be your voluntary decision to do so because you have decided you do not need any additional time to decide whether to sign this Agreement; and (4) any changes made to this Agreement before you sign it, whether material or immaterial, will not restart the 21-day consideration period.

5.Rescission Period; Procedure for Rescinding the Release. You have the right to rescind this Agreement, including the release of claims contained in Section 3, within fifteen (15) calendar days of your signing this Agreement. In order to be effective, the rescission must (a) be in writing; (b) be delivered to Steve Rempe, Chief Human Resources Officer, 1225 Old Highway 8 NW, St. Paul, MN 55112, by hand or mail within the 15-day period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Steve Rempe as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, your resignation will remain effective but CSI will have no obligation to provide you the benefits described in Section 2 of this Agreement and you will be obligated to return to CSI any benefits already received in connection with Section 2 of this Agreement.

6.Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, CSI are the sole property of CSI. You agree and represent that you have returned to CSI all of its property, including but not limited to, all medical device and other equipment, computers and related hardware, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of CSI. You agree that if after the Separation Date you discover additional CSI information or property in your possession you will promptly notify and return it to CSI.

7.Ongoing Obligations Under Your Employment Agreement. You are hereby reminded of your ongoing obligations to CSI under Paragraphs 9 - 13 of your Employment Agreement with CSI. Nothing in this Agreement or in any other agreement with you is intended to or will be used in any way to prevent disclosure of confidential information in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (i) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (ii) under seal in connection with a lawsuit (including an anti-retaliation lawsuit).

8.Cooperation. You agree that through the 12-month anniversary of the Separation Date, you will respond in a timely and helpful manner via telephone or email to CSI’s questions regarding your employment with CSI, such as, but not limited to, status of projects, customer matters, location of data, passwords, etc. In addition, you will cooperate and assist in the orderly transition of files and other information related to your work with CSI and, upon CSI’s request, provide your assistance, knowledge, and expertise to CSI to address any problems or issues that may arise. You further agree that at any time following the Separation Date you will cooperate with CSI to respond to, defend, or address all claims, charges, complaints or litigation by or against CSI that has arisen or that may arise with respect to omissions, acts, transactions or other events that occurred during your employment with CSI. You also agree that you will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by CSI. CSI will reimburse you for reasonable out-of-pocket expenses incurred as a result of your assistance unless such remuneration would be inappropriate or otherwise prohibited under the law.

9.Non-Disparagement and Confidentiality. You promise and agree not to disparage CSI, its directors, officers, shareholders, employees, products or services, and CSI agrees to instruct its Executive level employees as of the Separation Date not to disparage you, either orally or in writing. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between CSI and any employee or former employee, including yourself. Notwithstanding the foregoing, nothing in this Section 9 or this Agreement shall prohibit or limit you from discussing or disclosing this confidential information with or to your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or from freely and truthfully communicating with, with or without notice to CSI, federal and state tax authorities, the state unemployment compensation department, other government agencies, or as otherwise required or allowed by law. You acknowledge and agree that CSI has obligations to describe the contents and terms of this Agreement and file this Agreement pursuant to the rules and regulations of the SEC (as defined above).

10.Code Section 409A. It is intended that any amounts payable under the Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and the parties will interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be so excluded to the maximum extent possible. Payments hereunder that are paid in installments shall be deemed separate payments for purposes of Code Section 409A. This Agreement may be amended (as mutually determined by the parties) to the extent necessary to comply with Code Section 409A.

11.Remedies. If either party breaches any term of this Agreement, if you breach any of the specific paragraphs of your Employment Agreement referenced in this Agreement that continue in effect following the Separation Date, or if either party breaches any other written agreement in effect between you and CSI, the prevailing party in any enforcement action as determined by a court of competent jurisdiction shall be entitled to its available legal and equitable remedies, including but not limited to, in the case of your breach, CSI suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement, and payment by the non-prevailing party of the prevailing party’s attorneys’ fees and costs incurred in connection with such action. If either party seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect. This paragraph shall not apply to a claim brought by you challenging the enforceability of the release of claims under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.

12.Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by CSI or you of any liability or unlawful conduct whatsoever. CSI and you specifically deny any liability or unlawful conduct. Additionally, by signing this Agreement you acknowledge and agree that you are not aware, to the best of your knowledge, of any conduct, on your part or on the part of another employee at CSI, that violated CSI’s code of conduct, applicable policies and procedures, or applicable law or otherwise exposed CSI to any liability, whether criminal or civil, and whether to any government, individual or other entity. Further, you acknowledge and agree that you are not aware of any material violations by CSI and/or any of the Released Parties or employees of CSI of any statute, regulation or other rules that have not been addressed by CSI through appropriate compliance and/or corrective action.

13.Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of CSI. The rights and obligations of this Agreement shall inure to the successors and assigns of CSI.

14.Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Minnesota sitting in Hennepin County, Minnesota, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

16.Full Agreement. This Agreement contains the full agreement between you and CSI and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for Sections 9 - 14 of your Employment Agreement; the Indemnification Agreement; any agreements regarding your restricted stock awards (as modified in Section 2 above); the Cash Settled Performance Unit Agreements between you and CSI (as modified in Section 2 above); and any other written agreement in effect between you and CSI containing post-employment obligations, which shall continue in full force and effect according to their terms and shall survive the termination of your employment.

17.Counterparts. This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

18.Acknowledgments. By signing this Agreement, you acknowledge and agree that:

a.you have read and understand this Agreement, including the release of claims contained in Section 3, and you understand that the release of claims is a full and final release of all claims you may have against CSI and the other entities and individuals covered by the release;

b.you have entered into this Agreement knowingly and voluntarily;

c.CSI has advised you to consult with an attorney of your choice prior to signing this Agreement; and

d.the benefits described in Section 2 are a fair compromise for the release of claims contained in Section 3 and are in addition to anything of value that you would be entitled to receive from CSI if you did not sign this Agreement or if you rescinded the Agreement.

As noted above, you may not sign this Agreement prior to the Separation Date. The deadline for you to accept this Agreement is 5:00 p.m. on July 22, 2022, which is more than 21 calendar days following your receipt of this Agreement (the “Offer Expiration”). If not accepted by the Offer Expiration, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement below. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

    David, on behalf of CSI, we thank you for your service and wish you all the best.

Sincerely,

/s/ Steve Rempe

Steve Rempe
Chief Human Resources Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, David Whitescarver, acknowledge and agree to the following:

•I have read this Separation Agreement and Release carefully.
•I understand and agree to all of the terms of the Separation Agreement and Release.
•I am knowingly and voluntarily releasing my claims against CSI and the other persons and entities defined as the Released Parties.
•I have not, in signing this Agreement, relied upon any statements or explanations made by CSI except as for those specifically set forth in this Separation Agreement and Release.
•I intend this Separation Agreement and Release to be legally binding.
•I am signing this Separation Agreement and Release on or after my last day of employment with CSI.

Accepted this _30_ day of ___June______, 2022.

/s/	David Whitescarver
David Whitescarver